Exhibit 99.1
TRUE RELIGION APPAREL, INC.

Contact:	True Religion Apparel, Inc.
Pete Collins, Chief Financial Officer
(323) 266-3072

Investor Relations
Rob Whetstone
PondelWilkinson Inc.
(310) 279-5980
TRUE RELIGION APPAREL REPORTS
RECORD NET SALES OF $48.7 MILLION
FOR 2007 THIRD QUARTER
— Gross Margin Expands to 57.5%; Operating Margin Grows to 32.1% —
VERNON, California — November 7, 2007 — True Religion Apparel, Inc. (Nasdaq: TRLG) today announced preliminary financial results for the third quarter ended September 30, 2007.
Net sales for the 2007 third quarter were $48.7 million, an increase of 12.8% from $43.2 million in the 2006 third quarter.
Net sales for the consumer direct segment, which includes the company’s branded retail stores and e-commerce operation, increased to $7.2 million versus $0.7 million in the third quarter of 2006. The increase primarily reflects the retail store expansion, with 11 full-price stores and two outlet stores open at the end of the third quarter of 2007, versus one full-price store and one outlet store at that date last year. Net sales in the company’s U.S. wholesale segment in the 2007 third quarter were $30.1 million versus $30.0 million last year. This segment’s net sales growth was tempered by production delays related to new, more intricate Fall merchandise. The international wholesale business posted sales of $10.9 million in the 2007 third quarter versus $12.5 million in the comparable period in 2006, primarily reflecting a planned reduction in sales to the company’s Japanese distributor to properly position the brand. Excluding Japan, international wholesale net sales were up 19% compared with the third quarter of 2006.
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Gross profit in the 2007 third quarter increased to $28.0 million from $22.7 million in the third quarter of 2006, driven primarily by net sales growth in the consumer direct segment. Consolidated gross margin grew to 57.5% compared with 52.5% in the same period last year, underscoring the higher gross margins from the consumer direct segment, which amounted to 77.1% in the most recent quarter.
Jeffrey Lubell, chairman and chief executive officer of True Religion Apparel, said: “We are extremely pleased with the positive results from our branded retail stores and our control over overhead costs. We have been making many investments for the long term growth of the business and are now beginning to achieve leverage on our infrastructure.”
“Additionally, our Fall and Holiday collections, which includes several new denim groups and an expanding sportswear offering, is being received with great enthusiasm,” continued Lubell. “Our rapidly growing retail business is well on track and serving as an excellent vehicle to bring our full merchandise offering to the market. Our sales momentum has been increasing and is expected to continue through the fourth quarter, giving us increased confidence that we will achieve our goals for 2007 and beyond.”
Selling, general and administrative expenses were $12.4 million in the 2007 third quarter. This amount included $2.4 million of incremental operating costs for the expansion of the company’s consumer direct business and $0.4 million in charges related to the separation agreements with former executives.
Operating margin in the quarter was 32.1%. The key operating margin driver in the most recent quarter was the strength of the company’s growing consumer direct segment, which had an operating margin of 39%.
True Religion recorded a tax provision for the most recent quarter of $7.2 million, with an effective tax rate of 44.7%, reflecting the impact of certain non-deductible executive compensation costs. This is significantly higher than the company’s previously planned tax rate of 40.7%. Please refer to a more in-depth review of the increased tax rate later in this announcement.
Net income for the 2007 third quarter was $8.9 million, or $0.38 per diluted share. Excluding the above mentioned charges related to separation agreements with former executives, and the impact of the increased tax rate that had the effect of reducing earnings per diluted share by $0.03, both of
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which were not part of the company’s original financial guidance, adjusted net income was $9.8 million or $0.42 per diluted share, which was in line with the company’s plan.
Management believes that including non-GAAP net income and net income per diluted share for the current period provides a useful and relevant measure for comparative year-over-year operating performance. Refer to the attached table for details regarding the basis for the adjusted net income per diluted share calculation.
Year-to-Date Financial Results
For the nine-month period ended September 30, 2007, net sales increased 9.5% to $120.5 million from $110.1 million in the same period last year. Net sales in the consumer direct segment increased to $17.8 million compared with $2.4 million in 2006. U.S. wholesale net sales were $79.6 million compared with $78.1 million for the first nine months of 2006. International wholesale net sales were $22.5 million versus $29.6 million in 2006, primarily reflecting the company’s business in Japan.
Gross profit for the 2007 nine-month period was $68.7 million compared with $58.4 million last year, translating to gross margin of 57.0% versus 53.0% in 2006.
Selling, general and administrative expenses for the first nine months of the year were $37.2 million. The company’s SG&A expenses year-to-date included $5.8 million of incremental operating costs for the continued growth in the company’s consumer direct business; $2.5 million in costs associated with separation agreements for two former executives and the termination of the strategic review with Goldman Sachs; and, an additional $1.2 million in non-cash stock-based compensation expense.
True Religion recorded a greater than anticipated tax provision of 44.1% for the nine-month period versus its previously expected tax rate of 40.7%.
Net income for the first nine months of 2007 was $18.4 million, or $0.78 per diluted share. Excluding the above mentioned costs associated with separation agreements for two former executives and the termination of the strategic review with Goldman Sachs, as well as the impact of the increase in the tax rate for certain non-deductible compensation costs that had the effect of reducing year-to-date earnings per diluted share by $0.05, all of which were not part of the company’s original financial guidance, adjusted net income was $21.1 million or $0.89 per diluted share, which is in line with the company’s 2007 plan.
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2007 Financial Guidance
Based on the company’s current visibility into its business thus far in the fourth quarter of 2007, True Religion reiterates its previously reported financial guidance of net sales of approximately $167 million.
Non-GAAP adjusted earnings per diluted share guidance remains unchanged and is anticipated to be between $1.24 and $1.27 for the year. This Non-GAAP earnings estimate excludes costs that amount to $0.13 per diluted share for separation agreements for two former executives, the termination of the strategic review with Goldman Sachs and the increase in the income tax provision for 2007 due to non-deductible executive compensation costs.
Restatement of Previously Reported Financial Reports
True Religion also said today that the Audit Committee of its Board of Directors has determined that a correction is needed to its previously issued financial reports for the fiscal years ended December 31, 2005 and December 31, 2006, including the quarters therein, and the quarters ended March 31, 2007 and June 30, 2007.
The need to restate came about because the company, with the assistance of its new legal and tax advisors, recently determined that the income tax expenses recorded in its previously issued financial statements were calculated incorrectly as the company’s compensation programs did not fully comply with the federal and state income tax regulations. The company will also take the opportunity to correct other less significant errors that have been identified, such as the 2006 restricted stock accounting method error of $1.2 million that was recorded in the first quarter of 2007 when the error was initially identified that will now be recorded in the 2006 financial statements and certain other adjustments, none of which individually or in the aggregate are expected to be material.
The company’s financial statements as of and for the three and nine month periods ended September 30, 2007, which are referred to in this announcement and presented below, already reflect the impact of the restatement described above.
The Company currently estimates that when it restates its consolidated financial statements to reflect the foregoing adjustments, net income for the six months ended June 30, 2007 will increase by approximately $0.3 million; for 2006, net income will decrease by approximately $1.0 million; and for 2005, net income will be reduced by approximately $1.6 million.
In addition to the above, following the recent analysis of the company’s compensation programs, the company has decided to voluntarily review the accounting for stock-based compensation awarded in 2003 and 2004. While the analysis is in the early stages, the company estimates that the potential total additional stock-based compensation expense could be $4.0 million on a pre-tax basis, or $2.4
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million on a net income basis. This potential expense would be recognized over the 2003 to 2006 period. The company has determined that the stock-based compensation awarded in 2003 and 2004 has no impact on the 2007 income statement because all of those awards became fully vested before the end of 2006.
The company will delay the filing of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 until after it concludes its analysis of the 2003 and 2004 stock-based compensation awards and files its amended 2005 and 2006 annual financial statements. The company expects to complete the restatement of its previously issued financial statements and file the Form 10-Q for the 2007 third quarter by December 31, 2007.
Investor Conference Call
True Religion management will host a conference call to discuss the financial results and answer questions today at 4:30 p.m. ET. The conference call will be available to all interested parties through a live webcast at www.truereligionbrandjeans.com and www.opencompany.info. Please visit the Web site at least 15 minutes prior to the start of the call to register and download any necessary software. For those unable to listen to the live broadcast, the call will be archived for a year at both sites. A telephone replay of the call will be available for approximately one week following the conclusion of the call by dialing (800) 405-2236 (domestic) or (303) 590-3000 (international) and entering passcode: 11099676#.
About True Religion Apparel, Inc.
True Religion Apparel, Inc. is a growing, design-based premium aspirational brand. The company designs, manufactures and markets True Religion Apparel products, including its premium True Religion Brand Jeans. Its expanding product line, which includes high quality distinctive styling and fit in denim, denim-related sportswear and licensed products, may be found in premier department stores and boutiques in 50 countries, including the United States, Canada, Germany, United Kingdom, Japan, Korea, France, Spain, Sweden, Greece, Italy, Mexico, Australia, South Africa and China. For more information, please visit www.truereligionbrandjeans.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the outcome of the pending reviews discussed above, uncertainties as to the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
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As discussed above, the company needs to restate its historical financial statements, including the financial statements filed for the first and second quarters of 2007. The company currently estimates that the impact of these restatements on the six month 2007 financial results will be an approximate increase of $0.3 million in net income. As further discussed above, the company is engaged in a review of the accounting of stock-based compensation awarded for 2003 and 2004. The company currently does not expect that this review will result in any adjustments to the 2007 periods. However, the company’s evaluation is in its early stages and in the process of its review, the company and its independent registered accountants may identify charges that could results in material changes to the company’s financial statements, including those covering the periods presented in this release.
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(Financial tables follow)
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TRUE RELIGION APPAREL, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, expect per share amounts)
(Unaudited)

	Three Months Ended	Nine Months Ended
	September 30,	September 30,
	2007	2007
Net sales	$48,715	$120,539
Cost of sales	20,710	51,820

Gross profit	28,005	68,719

Selling, General, and Administrative
Expenses:
Selling and shipping	4,785	13,194
Retail	2,758	6,589
General and administrative	4,848	17,397

Total selling, general and administrative expenses	12,391	37,180

Operating income	15,614	31,539

Other Income:
Interest income, net	(504)	(1,381)
Other	(25)	(40)

Total other income	(529)	(1,421)

Income before provision for income taxes	16,143	32,960
Provision for income taxes	7,217	14,537

Net Income	$8,926	$18,423

Earnings per share:
Basic	$0.39	$0.80

Diluted	$0.38	$0.78

Weighted average shares outstanding:
Basic	23,023	22,944

Diluted	23,651	23,635

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TRUE RELIGION APPAREL, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

September 30,
2007
ASSETS
Current Assets:
Cash and cash equivalents	$29,493
Marketable securities, available for sale	15,203
Accounts receivable, net of allowances	8,618
Due from factor, net of chargebacks and other allowances	14,229
Inventory	18,260
Deferred income taxes	3,240
Prepaid expenses and other current assets	2,367

Total current assets	91,410
Property and equipment, net	11,310
Other assets	957

TOTAL ASSETS	$103,677

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$13,014
Accrued payroll, vacation, and bonus	2,890
Income taxes payable	1,063

Total current liabilities	16,967
Other liabilities	931

Total liabilities	17,898

Commitment and contingencies	—

Stockholders’ Equity:
Preferred stock, $0.0001 par value, 20,000,000 shares authorized, 0 shares issued and outstanding	—
Common stock, $0.0001 par value, 80,000,000 shares authorized, 23,555,562, issued and outstanding	2
Additional paid-in capital	24,925
Retained earnings	60,852
Accumulated other comprehensive income	—

Total stockholders’ equity	85,779

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$103,677

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TRUE RELIGION APPAREL, INC. AND SUBSIDIARY
2007 THIRD QUARTER EARNINGS RELEASE
RECONCILIATION AND DISCUSSION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, expect per share amounts)
     The table below shows the impact of specified items which occurred during the third quarter.
Reconciliation of non-GAAP performance measure to nearest comparable GAAP measure

	Three Months Ended	Nine Months Ended
	September 30, 2007	September 30, 2007
Net Income	$8,926	$18,423

Specified items:

Separation costs associated with the termination of former executives and termination of strategic review with Goldman Sachs	421	2,543
Income tax benefit on above items	(171)	(1,030)
Income tax on non-deductible executive compensation	645	1,121

Adjusted net income	$9,821	$21,057

Reconciliation of non-GAAP performance measure to nearest comparable GAAP measure

Net income per diluted share	$0.38	$0.78
Specified items:
Separation costs associated with the termination of former executives and termination of strategic review with Goldman Sachs	0.02	0.11
Income tax benefit on above items	(0.01)	(0.05)
Income tax on non-deductible executive compensation	0.03	0.05

Adjusted net income per diluted share	$0.42	$0.89

Weighted average shares outstanding — diluted	23,651	23,635

In addition to disclosing results determined in accordance with generally accepted accounting principles, or GAAP, True Religion Apparel, Inc. (“the Company”) also discloses adjusted or non-GAAP results of operations that exclude certain items. By disclosing this non-GAAP information, management intends to provide investors with additional information to further analyze the Company’s performance and underlying trends. In order to better assess operating trends, management utilizes a measure of adjusted net income and adjusted net income per diluted common share on a non-GAAP basis that excludes these specified items, net of tax effects.
Management uses this information internally for forecasting, budgeting and evaluating the effectiveness of the Company’s operations strategies. Management believes it is important to provide investors with the same metrics used by management to measure operating performance, which assists investors in analyzing the underlying trend in the Company’s business over time.
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Non-GAAP information should not be viewed as a substitute for, or superior to, net income or other data prepared in accordance with GAAP as measures of the Company’s profitability or liquidity. Users of this information should consider the types of events and transaction for which adjustments have been made.